Exhibit 99.1

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made August 9, 2010

BETWEEN:

COMMSCOPE, INC. OF NORTH CAROLINA., a corporation existing under the laws of North Carolina,

(“CommScope”),

- and -

HYDROGENICS CORPORATION, a corporation existing under the laws of Canada,

(the “Company”)

WHEREAS the Company wishes to issue and sell unregistered common shares in its capital (“Common Shares”) to, and enter into a strategic alliance with, CommScope.

AND WHEREAS CommScope is itself, or through its subsidiaries, an operating entity in a business synergistic with the business of the Company and its subsidiaries.

AND WHEREAS CommScope wishes to purchase unregistered Common Shares from, and enter into a strategic alliance with, the Company.

AND WHEREAS the board of directors of the Company has unanimously determined that such strategic alliance actually provides strategic operational benefits to the Company and its subsidiaries and that it is in the best interest of the Company to enter into this Agreement and to complete the transactions contemplated herein.

THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“1933 Act” means the U.S. Securities Act of 1933, as amended;

“Action” means any action, suit, claim arbitration, investigation, inquiry or other proceeding;

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

“Agreement” means this Subscription Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Board Observer” has the meaning given in Section 9.6;

“Board Observer Threshold” has the meaning given in Section 9.6;

“business day” means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Canada, New York, New York or Charlotte, North Carolina;

“CBCA” means the Canada Business Corporations Act;

“Common Shares” has the meaning given in the recitals to this Agreement;

“CommScope” has the meaning given in the preamble to this Agreement;

“CommScope Indemnified Parties” has the meaning given in Section 10.1;

“Company” has the meaning given in the preamble to this Agreement;

“Company Circular” means the notice of the Company Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Financial Statements” has the meaning given in Section 3.2(l);

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement;

“Company Public Disclosure Record” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by the Company with the SEC or OSC since January 1, 2010 and on or before August 9, 2010, together with any documents filed or furnished during such period by the Company to the SEC on Current Reports on Form 6-K, in each case that are available to the public on EDGAR or SEDAR;

“Company Shareholder Resolution” means the ordinary resolution approving the issuance of the Tranche II Shares, the Tranche III Shares and the Tranche IV Shares in accordance with NASDAQ Listing Rule 5635;

“Company Shareholders” means the holders of Common Shares;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Excluded Issuance” means the issuance by the Company of (a) securities to the Company’s directors, officers or employees; (b) securities upon the conversion of securities convertible or exercisable into equity securities (including, for greater certainty, the Warrants); (c) securities offered as part of a bona fide public offering; (d) securities issuable as a stock dividend; (e) securities issued in connection with an acquisition, merger, business combination, tender offer, take-over bid, arrangement, asset purchase transaction, joint venture or similar transaction (other than with respect to third party financing in connection therewith) or (f) securities for consideration other than cash;

“Field of Use” has the meaning given in the IP License Agreement;

“GAAP” means Canadian generally accepted accounting principles;

“GM” means General Motors Holdings, LLC;

“GM Agreement” has the meaning given in Section 3.2(b);

“Governmental Entity” means (a) any supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Impairment Notice” has the meaning given in Section 9.7;

“IP Escrow Agreement” means the escrow agreement to be entered into between the Company, CommScope and an escrow agent in accordance with the terms of the IP License Agreement, in the form appended to the IP License Agreement;

“IP License Agreement” means the intellectual property license agreement to be entered into between the Company and CommScope on the Tranche I Closing Date, in the form appended at Schedule C;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

“Losses” has the meaning given in Section 10.1;

“Material Adverse Effect” means an effect that individually or in the aggregate with such other effects, is or is reasonably likely to be material and adverse to the financial condition, business, or results of operations of (i) the Company and its subsidiaries, taken as a whole, or (ii) the Company’s fuel cell business, except for any such effect resulting from or arising in connection with: (a) any change in GAAP or changes in regulatory accounting requirements applicable to any industry in which the Company or any of its subsidiaries operate; (b) any adoption, proposal, implementation or change in applicable law or interpretations thereof by any Governmental Entity; (c) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (d) any change generally affecting any of the industries in which the Company or any of its subsidiaries operate; (e) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its subsidiaries with its customers, employees, shareholders, financing sources, distributors or suppliers arising as a consequence of same; (f) any natural disaster; (g) any change in the market price or trading volume of the securities of the Company, or any suspension of trading in securities generally on any securities exchange on which the securities of the Company trade (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred); (h) the failure of the Company in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (i) any actions taken (or omitted to be taken) at the request of CommScope; or (j) any action taken by the Company or any of its subsidiaries which is required pursuant to this Agreement; provided, however, that with respect to clauses (c) and (d), such matters do not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole, relative to other comparable companies and entities operating in the industries in which the Company and/or its subsidiaries operate;

“MD&A” has the meaning given in Section 3.2(l);

“NASDAQ” means the Nasdaq Global Market;

“Offered Securities” has the meaning given in Section 9.8;

“Offering” has the meaning given in Section 9.8;

“Old Hydrogenics” means the predecessor corporation to the Company, formerly named Hydrogenics Corporation prior to October 27, 2009 and now named Algonquin Power & Utilities Corp.;

“Options” has the meaning set forth in Section 3.2(d);

“OSC” means the Ontario Securities Commission;

“Participation Right” has the meaning given in Section 9.8;

“Participation Right Offer Notice” has the meaning given in Section 9.8;

“Participation Right Offer Period” has the meaning given in Section 9.8;

“Parties” means CommScope and the Company; and “Party” means any one of them;

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof, and including any successor, by merger or otherwise, of any of the foregoing;

“Product Intellectual Property” has the meaning given in the IP License Agreement;

“Recapitalization” has the meaning given in Section 2.7;

“Registered Direct SPA” means the securities purchase agreement dated as of January 11, 2010 among the Company, Alpha Capital Anstalt and Iroquois Master Fund Ltd.;

“Sanctioned Country” has the meaning given in Section 3.2(q);

“SEC” means the United States Securities and Exchange Commission;

“Securities Authorities” means the OSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada, and the SEC;

“Securities Laws” means the Securities Act (Ontario) and all other applicable Canadian provincial and territorial, United States federal and state securities laws (including the 1933 Act and the Exchange Act), rules and regulations and published policies thereunder and applicable stock exchange rules and listing standards of the NASDAQ and the TSX;

“Share Reorganization” has the meaning given in Section 2.6;

“Subscription Shares” means the Tranche I Shares, the Tranche II Shares, the Tranche III Shares and the Tranche IV Shares, collectively;

“Tranche I Closing” means the completion of the sale to and the purchase by CommScope of the Tranche I Shares under this Agreement;

“Tranche I Closing Date” means August 12, 2010, or such earlier or later date as may be agreed to in writing by the Parties;

“Tranche I Closing Time” means 8:00 a.m. (Toronto time) on the Tranche I Closing Date;

“Tranche I Outside Date” means August 16, 2010, or such later date as may be agreed to in writing by the Parties;

“Tranche I Shares” has the meaning given in Section 2.1;

“Tranche I Subscription Price” has the meaning given in Section 2.1;

“Tranche II Closing” means the completion of the sale to and the purchase by CommScope of the Tranche II Shares under this Agreement;

“Tranche II Closing Date” means the date agreed to by the Parties which shall be no later than five business days after the satisfaction (or waiver as provided herein) of the conditions set forth in Article 4 and Article 6 (other than those conditions that by their terms are to be satisfied at the Tranche II Closing Date);

“Tranche II Closing Time” means 8:00 a.m. (Toronto time) on the Tranche II Closing Date;

“Tranche II Outside Date” means October 13, 2010, or such later date as may be agreed to in writing by the Parties;

“Tranche II Shares” has the meaning given in Section 2.1;

“Tranche II Subscription Price” has the meaning given in Section 2.1;

“Tranche III Closing” means the completion of the sale to and the purchase by CommScope of the Tranche III Shares under this Agreement;

“Tranche III Closing Date” means the date agreed to by the Parties which shall be no later than five business days after the satisfaction (or waiver as provided herein) of the conditions set forth in Article 4 and Article 7 (other than those conditions that by their terms are to be satisfied at the Tranche III Closing Date);

“Tranche III Closing Time” means 8:00 a.m. (Toronto time) on the Tranche III Closing Date;

“Tranche III Milestones” has the meaning given in Schedule B;

“Tranche III Outside Date” means August 16, 2011, or such later date as may be agreed to in writing by the Parties;

“Tranche III Shares” has the meaning given in Section 2.1;

“Tranche III Subscription Price” has the meaning given in Section 2.1;

“Tranche IV Closing” means the completion of the sale to and the purchase by CommScope of the Tranche IV Shares under this Agreement;

“Tranche IV Closing Date” means the date agreed to by the Parties which shall be no later than five business days after the satisfaction (or waiver as provided herein) of the conditions set forth in Article 4 and Article 8 (other than those conditions that by their terms are to be satisfied at the Tranche IV Closing Date);

“Tranche IV Closing Time” means 8:00 a.m. (Toronto time) on the Tranche IV Closing Date;

“Tranche IV Milestones” has the meaning given in Schedule B;

“Tranche IV Outside Date” means August 16, 2011, or such later date as may be agreed to in writing by the Parties;

“Tranche IV Shares” has the meaning given in Section 2.1;

“Tranche IV Subscription Price” has the meaning given in Section 2.1;

“Triggering Event” has the meaning given in the IP License Agreement;

“TSX” means the Toronto Stock Exchange;

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); and

“Warrants” means (i) the series A common share purchaser warrants of the Company issued on January 14, 2010 and (ii) the series B common share purchaser warrants of the Company issued on January 14, 2010.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Consent – Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to the lawful currency of the United States.

(c)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the State of New York and the federal laws of the United States applicable in the State of New York, and the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the State of New York and the federal district courts sitting in the State of New York with respect to any matter arising under or related to this Agreement.

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)	No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other Parties or circumstances (except, and to the extent that, rendering such provision ineffective would deprive a Party of the economic benefits of this Agreement).

(i)	Statutory References – A reference to a statute includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(k)	Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day.

1.3	Entire Agreement

This Agreement, the IP License Agreement and the IP Escrow Agreement constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the IP License Agreement and the IP Escrow Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1	Subscription

Upon and subject to the terms and conditions of this Agreement, CommScope shall purchase and the Company shall issue Common Shares in four tranches:

(a) the first tranche (the “Tranche I Shares”) to consist of 879,393 Common Shares for an aggregate purchase price of $3,237,046 (the “Tranche I Subscription Price”);

(b) the second tranche (the “Tranche II Shares”) to consist of 207,268 Common Shares for an aggregate purchase price of $762,954 (the “Tranche II Subscription Price”);

(c) the third tranche (the “Tranche III Shares”) to consist of 488,998 Common Shares for an aggregate purchase price of $2,000,000 (the “Tranche III Subscription Price”); and

(d) the fourth tranche (the “Tranche IV Shares”) to consist of 611,247 Common Shares for an aggregate purchase price of $2,500,000 (the “Tranche IV Subscription Price”).

The Tranche I Shares and the Tranche II Shares will be issued at a price of $3.681 per Common Share and the Tranche III Shares and the Tranche IV Shares will be issued at a price of $4.090 per Common Share.

Upon and subject to the terms and conditions of this Agreement, on the Tranche I Closing Date, CommScope shall purchase, and the Company shall issue to CommScope, the Tranche I Shares for the Tranche I Subscription Price.

Upon and subject to the terms and conditions of this Agreement, on the Tranche II Closing Date, CommScope shall purchase, and the Company shall issue to CommScope, the Tranche II Shares for the Tranche II Subscription Price.

Upon and subject to the terms and conditions of this Agreement, on the Tranche III Closing Date, CommScope shall purchase, and the Company shall issue to CommScope, the Tranche III Shares for the Tranche III Subscription Price.

Upon and subject to the terms and conditions of this Agreement, on the Tranche IV Closing Date, CommScope shall purchase, and the Company shall issue to CommScope, the Tranche IV Shares for the Tranche IV Subscription Price.

2.2	Place of Closing

The Tranche I Closing, the Tranche II Closing, the Tranche III Closing and the Tranche IV Closing shall take place at the Tranche I Closing Time, the Tranche II Closing Time, the Tranche III Closing Time and the Tranche IV Closing Time, respectively, at the offices of Torys LLP located at 79 Wellington Street West, Suite 3000, Toronto, Ontario, or at such other place as may be agreed upon by the Company and CommScope.

2.3	Tender

Any tender of documents under this Agreement shall be made upon the Parties or their respective counsel. Any tender of money under this Agreement shall be made by wire transfer of immediately available funds to the Party entitled to receive payment.

2.4	Satisfaction of Subscription Price

CommScope shall satisfy the Tranche I Subscription Price at the Tranche I Closing Time by a wire transfer of funds to the Company of an amount equal to the Tranche I Subscription Price.

CommScope shall satisfy the Tranche II Subscription Price at the Tranche II Closing Time by a wire transfer of funds to the Company of an amount equal to the Tranche II Subscription Price.

CommScope shall satisfy the Tranche III Subscription Price at the Tranche III Closing Time by a wire transfer of funds to the Company of an amount equal to the Tranche III Subscription Price.

CommScope shall satisfy the Tranche IV Subscription Price at the Tranche IV Closing Time by a wire transfer of funds to the Company of an amount equal to the Tranche IV Subscription Price.

2.5	Use of Proceeds

The Company will use the proceeds received by it under this Agreement in accordance with Schedule A hereto.

2.6	Adjustments to Subscription for Tranche II Closing, Tranche III Closing and Tranche IV Closing arising from a Share Reorganization

If and whenever at any time after the Tranche I Closing and prior to the Tranche II Closing, the Company: (i) subdivides or redivides its outstanding Common Shares or (ii) reduces, combines or consolidates its outstanding Common Shares (collectively, a “Share Reorganization”), then the number of Tranche II Shares subscribed for and to be issued at the Tranche II Closing will be adjusted as of the date of the Share Reorganization such that CommScope will receive at the Tranche II Closing the same proportion of Tranche II Shares as if the Tranche II Closing had occurred without any Share Reorganization.

If and whenever at any time after the Tranche I Closing and prior to the Tranche III Closing, the Company effects a Share Reorganization, then the number of Tranche III Shares subscribed for and to be issued at the Tranche III Closing will be adjusted as of the date of the Share Reorganization such that CommScope will receive at the Tranche III Closing the same proportion of Tranche III Shares as if the Tranche III Closing had occurred without any Share Reorganization.

If and whenever at any time after the Tranche I Closing and prior to the Tranche IV Closing, the Company effects a Share Reorganization, then the number of Tranche IV Shares subscribed for and to be issued at the Tranche IV Closing will be adjusted as of the date of the Share Reorganization such that CommScope will receive at the Tranche IV Closing the same proportion of Tranche IV Shares as if the Tranche IV Closing had occurred without any Share Reorganization.

2.7	Adjustments to Subscription for Tranche II Closing, Tranche III Closing and Tranche IV Closing arising from a Recapitalization

If and whenever at any time after the Tranche I Closing and prior to the Tranche II Closing, (i) a reclassification or redesignation of the Common Shares or a change of the Common Shares into other shares or securities occurs or (ii) a consolidation, amalgamation, arrangement or merger of the Company with or into another body corporate (any of such events being a “Recapitalization”) occurs, after the effective date of the Recapitalization CommScope shall be entitled to receive upon payment by CommScope of the applicable price for the Subscription Shares, and shall accept, for the same aggregate consideration, in lieu of the number of Common Shares to which CommScope was theretofor entitled upon the Tranche II Closing, the kind and aggregate number of shares, other securities, cash or property resulting from the Recapitalization which CommScope would have been entitled to receive as a result of the Recapitalization if, on the effective date thereof, CommScope had been the registered holder of the number of Common Shares which CommScope was theretofore entitled to purchase or receive upon the Tranche II Closing.

If and whenever at any time after the Tranche I Closing and prior to the Tranche III Closing a Recapitalization occurs, after the effective date of the Recapitalization CommScope shall be entitled to receive upon payment by CommScope of the applicable price for the Subscription Shares, and shall accept, for the same aggregate consideration, in lieu of the number of Common Shares to which CommScope was theretofor entitled upon the Tranche III Closing, the kind and aggregate number of shares, other securities, cash or property resulting from the Recapitalization which CommScope would have been entitled to receive as a result of the Recapitalization if, on the effective date thereof, CommScope had been the registered holder of the number of Common Shares which CommScope was theretofore entitled to purchase or receive upon the Tranche III Closing.

If and whenever at any time after the Tranche I Closing and prior to the Tranche IV Closing a Recapitalization occurs, after the effective date of the Recapitalization CommScope shall be entitled to receive upon payment by CommScope of the applicable price for the Subscription Shares, and shall accept, for the same aggregate consideration, in lieu of the number of Common Shares to which CommScope was theretofor entitled upon the Tranche IV Closing, the kind and aggregate number of shares, other securities, cash or property resulting from the Recapitalization which CommScope would have been entitled to receive as a result of the Recapitalization if, on the effective date thereof, CommScope had been the registered holder of the number of Common Shares which CommScope was theretofore entitled to purchase or receive upon the Tranche IV Closing.

2.8	Limitation on Issuance of Common Shares

Notwithstanding anything to the contrary contained in this Agreement, as long as the Warrants are outstanding the Company shall not issue Voting Stock of the Company to CommScope to the extent (but only to the extent) that CommScope would beneficially own more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock beneficially held by CommScope or other Persons associated or affiliated with CommScope) and the applicable Subscription Price shall be reduced in proportion to the decrease in the number of Common Shares to be purchased by CommScope.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

3.1	Representations and Warranties of CommScope

CommScope hereby represents and warrants to the Company as set forth below, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

(a)	CommScope is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise carry out its obligations hereunder.

(b)	The execution and delivery of this Agreement by CommScope, and the performance of its obligations under this Agreement, have been duly authorized by the board of directors of CommScope (or any authorized committee thereof) and no other corporate proceedings on the part of CommScope are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by CommScope and constitutes a legal, valid and binding obligation of CommScope, enforceable by the Company against CommScope in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting the rights of creditors and that equitable remedies, including specific performance are discretionary and may not be ordered.

(c)

The execution, delivery and performance by CommScope of this Agreement and the consummation by CommScope of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of CommScope, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which CommScope is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States and

Canadian federal, state and provincial Securities Laws) applicable to CommScope, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CommScope to perform its obligations hereunder.

(d)	CommScope is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act.

(e)	CommScope is itself, or through its subsidiaries, an operating entity and is not in the business of making investments in, or providing capital to, other Persons.

(f)	Other than the Subscription Shares issuable hereunder, none of CommScope or any of its subsidiaries or controlled Affiliates beneficially own any securities of the Company.

(g)	CommScope has not received or been provided with a prospectus or an offering memorandum, within the meaning of applicable Securities Laws.

(h)	CommScope is acquiring the Subscription Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable Securities Laws, except pursuant to sales exempted under the 1933 Act. CommScope does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Subscription Shares in violation of applicable Securities Laws. CommScope acknowledges that the Subscription Shares are not qualified for sale under the Securities Laws of any province or territory of Canada. CommScope represents, warrants and covenants to the Company that (i) CommScope is not a Canadian resident nor acting for the account or benefit of a Canadian resident; (ii) the Subscription Shares were not offered to CommScope in Canada, and CommScope, was at the time of agreeing to receive the Subscription Shares, and is, outside Canada; and (iii) CommScope will not resell the Subscription Shares to any Canadian resident or in Canada (A) for a period ending 4 months after the date of issuance of the applicable Subscription Shares to CommScope and (B) after such 4 month period unless the conditions in subsection 2.6(3) of National Instrument 45-102 are satisfied or such trade is otherwise permitted under applicable Canadian Securities Laws.

3.2	Representations and Warranties of the Company

The Company hereby represents and warrants to CommScope as set forth below, and acknowledges that CommScope is relying upon these representations and warranties in connection with the entering into of this Agreement.

(a)

Each of the Company and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted, and to enter into and to consummate the transactions contemplated by this Agreement and otherwise carry out its obligations hereunder. Each of the Company and its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have or reasonably be expected to have a Material Adverse Effect.

(b)	The execution and delivery of this Agreement by the Company, and the performance of its obligations under this Agreement (including the issuance of the Subscription Shares), have been duly authorized by the board of directors of the Company (or any authorized committee thereof) and no other filing, consent or authorization is required by the Company to authorize this Agreement or the transactions contemplated hereby other than in connection with (i) the approval by the Company’s board of directors of the Company Circular; (ii) the approval by the Company Shareholders of the Company Shareholder Resolution; (iii) any filings, consents or notices required by the NASDAQ or the TSX; and (iv) notice to General Motors Holdings, LLC (“GM”) in connection with its preemptive right pursuant to a Governance Agreement with the Company dated October 16, 2001 (the “GM Agreement”). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable by CommScope against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting the rights of creditors and that equitable remedies, including specific performance are discretionary and may not be ordered.

(c)	The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States and Canadian federal, state and provincial Securities Laws) applicable to the Company, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d)

As at the date hereof, the authorized share capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares. As of the close of business on August 9, 2010, there are issued and outstanding 4,401,972 Common Shares and no preferred shares. As of the close of business on August 9, 2010, an aggregate of up to 310,914 Common Shares are issuable upon the exercise of stock options of the Company (the “Options”) and an aggregate of up to 500,002 Common Shares are issuable upon the exercise of the Warrants. As at the date hereof, other than as disclosed in the Company Public Disclosure Record, the GM Agreement, the Registered Direct SPA, the Options and the Warrants, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

(e)	Upon the Tranche I Closing, the Tranche I Shares will be duly and validly issued and outstanding Common Shares registered in the name of CommScope (or a wholly-owned subsidiary of CommScope provided such subsidiary delivers an instrument in writing to the Company agreeing that it is bound by and shall perform all of the obligations of CommScope under this Agreement as if it were an original signatory hereto) and upon receipt of the Tranche I Subscription Price by the Company, the Tranche I Shares will be fully paid and non-assessable and shall be free and clear of any Liens.

(f)	Upon the Tranche II Closing, the Tranche II Shares will be duly and validly issued and outstanding Common Shares registered in the name of CommScope (or a wholly-owned subsidiary of CommScope provided such subsidiary delivers an instrument in writing to the Company agreeing that it is bound by and shall perform all of the obligations of CommScope under this Agreement as if it were an original signatory hereto) and upon receipt of the Tranche II Subscription Price by the Company, the Tranche II Shares will be fully paid and non-assessable and shall be free and clear of any Liens.

(g)	Upon the Tranche III Closing, the Tranche III Shares will be duly and validly issued and outstanding Common Shares registered in the name of CommScope (or a wholly-owned subsidiary of CommScope provided such subsidiary delivers an instrument in writing to the Company agreeing that it is bound by and shall perform all of the obligations of CommScope under this Agreement as if it were an original signatory hereto) and upon receipt of the Tranche III Subscription Price by the Company, the Tranche III Shares will be fully paid and non-assessable and shall be free and clear of any Liens.

(h)	Upon the Tranche IV Closing, the Tranche IV Shares will be duly and validly issued and outstanding Common Shares registered in the name of CommScope (or a wholly-owned subsidiary of CommScope provided such subsidiary delivers an instrument in writing to the Company agreeing that it is bound by and shall perform all of the obligations of CommScope under this Agreement as if it were an original signatory hereto) and upon receipt of the Tranche IV Subscription Price by the Company, the Tranche IV Shares will be fully paid and non-assessable and shall be free and clear of any Liens.

(i)	Subject to the truth and accuracy of CommScope’s representations and warranties in this Agreement, the issuance by the Company of the Subscription Shares is exempt from registration under the 1933 Act pursuant to Rule 506 of Regulation D promulgated thereunder.

(j)	The Company is a “reporting issuer” and not on the list of reporting issuers in default under the applicable Canadian provincial and territorial Securities Laws and is not in material default of any material requirements of any Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of the Company and, to the knowledge of the Company, no material inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of the Company, expected to be implemented or undertaken. As at the date hereof, the Company is a foreign issuer as defined in Regulation S under the 1933 Act and a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

(k)	The documents comprising the Company Public Disclosure Record (i) did not at the time filed with Securities Authorities contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and (ii) included all documents required to be filed in accordance with Securities Laws with Securities Authorities, the TSX and the NASDAQ and complied in all material respects with Securities Laws.

(l)	The Company’s audited financial statements as at and for the fiscal years ended December 31, 2009 and 2008 (including the notes thereto and related management’s discussion and analysis (“MD&A”)) and the Company’s unaudited financial statements as at and for the six months ended June 30, 2010 (including the notes thereto and related MD&A) (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Company’s independent auditors, or (B) in the case of unaudited interim statements, are subject to normal period-end adjustments (which will not be material, either individually or in the aggregate) and may omit notes which are not required by applicable Securities Laws in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of the Company and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments which will not be material, either individually or in the aggregate) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of the Company and its subsidiaries on a consolidated basis. As at the date hereof, there has been no material change in the Company’s accounting policies, except as described in the notes to the Company Financial Statements, since January 1, 2010. For the purposes of this Section 3.2(l), references to the Company for periods prior to October 27, 2009 refer to Old Hydrogenics.

(m)	Since January 1, 2010 to the date hereof, except as disclosed in the Company Public Disclosure Record filed subsequent thereto, the Company and its subsidiaries have conducted their businesses only in the ordinary course consistent with past practice.

(n)	Since January 1, 2010, except as disclosed in the Company Public Disclosure Record filed subsequent thereto: (i) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (iii) no material Action has been instituted or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, any of their respective properties or assets, or any of their respective present or former officers, directors or employees in their capacities as such.

(o)	To the knowledge of the Company and its subsidiaries, there exists no event or circumstance that would be reasonably likely to materially impair the ability of the Company to complete in full and on a timely basis any of the milestones set forth in Schedule B hereto.

(p)	The Company and its subsidiaries own or possess adequate rights or licenses to use (in the manner and to the extent they have used or plan to use the same), all of the Product Intellectual Property. As at the date hereof, none of the Company’s rights to the Product Intellectual Property have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned within three years of the Tranche IV Outside Date; it being understood by the Parties that the Company has and will continue to exercise its reasonable commercial judgment in deciding whether to maintain or continue to pursue any particular registration or application for Product Intellectual Property. As at the date hereof, there is no pending or, to the knowledge of the Company and its subsidiaries, threatened claim by any Person alleging that the Product Intellectual Property infringes upon, misappropriates or dilutes the intellectual property rights of such Person. As at the date hereof, neither the Company nor any of its subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Product Intellectual Property, and to the knowledge of the Company and its subsidiaries, no Person is infringing, misappropriating or diluting the Product Intellectual Property.

(q)	Since January 1, 2008, to the knowledge of the Company, neither the Company nor any of its subsidiaries (i) has used or is using any corporate funds of the Company for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds of the Company for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of monies or other properties of the Company, (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vi) has sold any of the Company’s products to any Person (A) located in Iran, Syria, Sudan or Cuba (each, a “Sanctioned Country”) or (B) who, to the knowledge of the Company or its subsidiaries, intended to resell the Company’s products to a third party located in a Sanctioned Country.

(r)	The Company maintains in effect directors’ and officers’ liability insurance policies in customary amounts and on customary terms with reputable carriers and has delivered to CommScope true and correct copies of such policies.

3.3	Nature and Survival

All representations, warranties and acknowledgments contained in this Article 3 shall terminate on the Tranche IV Closing Date (except for those with respect to which a claim for indemnification has been filed prior to such date).

3.4	Cure Period

No claim shall be made by a CommScope Indemnified Party for indemnification in accordance with Article 10 with respect to breach of any representation or warranty made by the Company under Section 3.2 unless (a) CommScope has delivered a written notice to the Company specifying in reasonable detail the relevant breach and (b) provided that the Company is proceeding diligently to cure such matter and such matter is capable of being cured, a period of 45 days from delivery of such notice has expired, if such matter has not been cured by such date.

ARTICLE 4

MUTUAL CONDITIONS PRECEDENT

CommScope’s obligations to purchase, and the Company’s obligation to issue, the Tranche I Shares, the Tranche II Shares, the Tranche III Shares and the Tranche IV Shares, as the case may be, is conditional on the satisfaction on the Tranche I Closing Date, the Tranche II Closing Date, the Tranche III Closing Date or the Tranche IV Closing Date, respectively, of the following conditions, which are for the mutual benefit of each of CommScope and the Company and may be waived with the mutual consent each of CommScope and the Company, in whole or in part, without prejudice to any other right.

4.1	Exchange Approval

The NASDAQ and the TSX shall have approved the listing of all the Subscription Shares, subject only to the satisfaction of customary conditions.

4.2	No Prohibition

No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, cease trade order or other order, whether temporary, preliminary or permanent, that is in effect and prohibits consummation of any of the transactions contemplated by this Agreement.

4.3	No Actions

No Action shall have been threatened or shall have been commenced by any Person seeking to restrain or prohibit the consummation of any of the transactions contemplated in this Agreement.

4.4	All Consents

All consents, permits, approvals, confirmations and acknowledgements the absence of which would materially impair the value of the transactions contemplated hereby to the Parties that are required to be obtained in order to carry out the transactions contemplated hereby in compliance with all applicable laws and agreements binding upon the Parties shall have been obtained.

4.5	IP License Agreement

The IP License Agreement shall have been entered into.

ARTICLE 5

CONDITIONS PRECEDENT OF TRANCHE I CLOSING

5.1	Conditions Precedent to Purchase of Tranche I Shares for the Benefit of CommScope

The Company acknowledges and agrees that CommScope’s obligations to purchase the Tranche I Shares from the Company is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of CommScope and may be waived, in whole or in part, by CommScope in its sole discretion.

(a)	The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as at the Tranche I Closing Date, without regard to any materiality or Material Adverse Effect qualifications contained in them, with the same force and effect as if made by the Company as at the Tranche I Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(b)	All covenants of the Company under this Agreement to be performed on or before the Tranche I Closing Time shall have been duly performed by the Company in all material respects.

(c)	CommScope shall have received a certificate(s) registered in the name of CommScope (or as it may direct in writing) representing the Tranche I Shares.

5.2	Conditions Precedent to Purchase of Tranche I Shares for the Benefit of the Company

CommScope acknowledges and agrees that the Company’s obligations to issue the Tranche I Shares to CommScope is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion.

(a)	The representations, warranties and acknowledgements of CommScope set forth in this Agreement shall be true and correct in all respects as at the Tranche I Closing Date, without regard to any materiality qualifiers contained in them, with the same force and effect as if made by CommScope as at the Tranche I Closing Date (except for representations, warranties and acknowledgements made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to impair in any material respect, individually or in the aggregate, the ability of CommScope to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(b)	All covenants of CommScope under this Agreement to be performed on or before the Tranche I Closing Time shall have been duly performed by CommScope in all material respects.

(c)	The issue and sale of the Tranche I Shares being exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under applicable Securities Laws.

(d)	The Company shall have received a wire transfer representing the Tranche I Subscription Price.

(e)	GM has waived its preemptive right pursuant to the GM Agreement with respect to the Subscription Shares.

ARTICLE 6

CONDITIONS PRECEDENT OF TRANCHE II CLOSING

6.1	Conditions Precedent to Purchase of Tranche II Shares for the Benefit of CommScope

The Company acknowledges and agrees that CommScope’s obligations to purchase the Tranche II Shares from the Company is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of CommScope and may be waived, in whole or in part, by CommScope in its sole discretion.

(a)	The Tranche I Closing shall have been completed.

(b)	The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as at the Tranche II Closing Date, without regard to any materiality or Material Adverse Effect qualifications contained in them, with the same force and effect as if made by the Company as at the Tranche II Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(c)	All covenants of the Company under this Agreement to be performed on or before the Tranche II Closing Time shall have been duly performed by the Company in all material respects.

(d)	No Triggering Event shall have occurred.

(e)	CommScope shall have received a certificate(s) registered in the name of CommScope (or as it may direct in writing) representing the Tranche II Shares.

6.2	Conditions Precedent to Purchase of Tranche II Shares for the Benefit of the Company

CommScope acknowledges and agrees that the Company’s obligations to issue the Tranche II Shares to CommScope is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion.

(a)	The Tranche I Closing shall have been completed.

(b)	The representations, warranties and acknowledgements of CommScope set forth in this Agreement shall be true and correct in all respects as at the Tranche II Closing Date, without regard to any materiality qualifiers contained in them, with the same force and effect as if made by CommScope as at the Tranche II Closing Date (except for representations, warranties and acknowledgements made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to impair in any material respect, individually or in the aggregate, the ability of CommScope to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(c)	All covenants of CommScope under this Agreement to be performed on or before the Tranche II Closing Time shall have been duly performed by CommScope in all material respects.

(d)	The issue and sale of the Tranche II Shares being exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under applicable Securities Laws.

(e)	Company Shareholders shall have approved the Company Shareholder Resolution.

(f)	The Company shall have received a wire transfer representing the Tranche II Subscription Price.

ARTICLE 7

CONDITIONS PRECEDENT OF TRANCHE III CLOSING

7.1	Conditions Precedent to Purchase of Tranche III Shares for the Benefit of CommScope

The Company acknowledges and agrees that CommScope’s obligations to purchase the Tranche III Shares from the Company is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of CommScope and may be waived, in whole or in part, by CommScope in its sole discretion.

(a)	The Tranche II Closing shall have been completed.

(b)	The Tranche III Milestones shall have been completed.

(c)	The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as at the Tranche III Closing Date, without regard to any materiality or Material Adverse Effect qualifications contained in them, with the same force and effect as if made by the Company as at the Tranche III Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(d)	All covenants of the Company under this Agreement to be performed on or before the Tranche III Closing Time shall have been duly performed by the Company in all material respects.

(e)	No Triggering Event shall have occurred.

(f)	CommScope shall have received a certificate(s) registered in the name of CommScope (or as it may direct in writing) representing the Tranche III Shares.

7.2	Conditions Precedent to Purchase of Tranche III Shares for the Benefit of the Company

CommScope acknowledges and agrees that the Company’s obligations to sell the Tranche III Shares to CommScope is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion.

(a)	The Tranche II Closing shall have been completed.

(b)	The representations, warranties and acknowledgements of CommScope set forth in this Agreement shall be true and correct in all material respects as at the Tranche III Closing Date, without regard to any materiality qualifiers contained in them, with the same force and effect as if made by CommScope as at the Tranche III Closing Date (except for representations, warranties and acknowledgements made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to impair in any material respect, individually or in the aggregate, the ability of CommScope to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(c)	All covenants of CommScope under this Agreement to be performed on or before the Tranche III Closing Time shall have been duly performed by CommScope in all material respects.

(d)	The issue and sale of the Tranche III Shares being exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under applicable Securities Laws.

(e)	The Company shall have received a wire transfer representing the Tranche III Subscription Price.

ARTICLE 8

CONDITIONS PRECEDENT OF TRANCHE IV CLOSING

8.1	Conditions Precedent to Purchase of Tranche IV Shares for the Benefit of CommScope

The Company acknowledges and agrees that CommScope’s obligations to purchase the Tranche IV Shares from the Company is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of CommScope and may be waived, in whole or in part, by CommScope in its sole discretion.

(a)	The Tranche III Closing shall have been completed.

(b)	The Tranche IV Milestones shall have been completed.

(c)	The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as at the Tranche IV Closing Date, without regard to any materiality or Material Adverse Effect qualifications contained in them, with the same force and effect as if made by the Company as at the Tranche IV Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect.

(d)	All covenants of the Company under this Agreement to be performed on or before the Tranche IV Closing Time shall have been duly performed by the Company in all material respects.

(e)	No Triggering Event shall have occurred.

(f)	CommScope shall have received a certificate(s) registered in the name of CommScope (or as it may direct in writing) representing the Tranche IV Shares.

8.2	Conditions Precedent to Purchase of Tranche IV Shares for the Benefit of the Company

CommScope acknowledges and agrees that the Company’s obligations to sell the Tranche IV Shares to CommScope is subject to the fulfillment of each of the following conditions, which are for the exclusive benefit of the Company and may be waived, in whole or in part, by the Company in its sole discretion.

(a)	The Tranche III Closing shall have been completed.

(b)

The representations, warranties and acknowledgements of CommScope set forth in this Agreement shall be true and correct in all material respects as at the Tranche IV Closing Date, without regard to any materiality qualifiers contained in them, with the same force and effect as if made by CommScope as at the Tranche IV Closing Date (except for representations, warranties and acknowledgements made as of a specified date, the accuracy of which shall be determined as of that specified date), and except where (i) such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and provided by this Agreement or (ii) the failure or failures of such representations and warranties to be so true and correct in all respects would not reasonably be expected to impair in any material respect, individually or in the aggregate, the ability of CommScope to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.

(c)	All covenants of CommScope under this Agreement to be performed on or before the Tranche IV Closing Time shall have been duly performed by CommScope in all material respects.

(d)	The issue and sale of the Tranche IV Shares being exempt from the requirement to file a prospectus or registration statement and the requirement to deliver an offering memorandum under applicable Securities Laws.

(e)	The Company shall have received a wire transfer representing the Tranche IV Subscription Price.

ARTICLE 9

COVENANTS

9.1	Actions to Satisfy Closing Conditions

Each of the Parties shall use reasonable commercial efforts so as to ensure compliance with each of the conditions and covenants set forth in Article 4, Article 5, Article 6, Article 7, Article 8 and Article 9 which are for the benefit of any other Party.

9.2	Resale of Subscription Shares

CommScope will not resell the Subscription Shares to any Canadian resident or in Canada (i) for a period ending 4 months after the date of issuance of the applicable Subscription Shares to CommScope and (ii) after such 4 month period unless the conditions in subsection 2.6(3) of National Instrument 45-102 are satisfied or such trade is otherwise permitted under applicable Canadian Securities Laws.

9.3	Dividends

Without the prior written consent of CommScope, the Company shall not declare or pay a stock dividend or an extraordinary dividend in cash or property with respect to the Common Shares from the date of this Agreement up to and including the Tranche IV Closing Date.

9.4	Filings

Each Party hereto will use its reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will reasonably cooperate with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each of the Parties hereto shall cooperate with each other in connection with the making of any filings or responses in connection with such authorizations, consents, orders and approvals, including providing copies of all such documents to the other Party and its advisors prior to filing or responding and, if requested, consider in good faith all reasonable additions, deletions or changes suggested in connection therewith. Each Party shall promptly notify the other party of any communication to that Party from any Governmental Entity and permit the other party to review in advance any proposed communication to any Governmental Entity. Any documents or communications provided by one Party to the other shall have any confidential information redacted therefrom or shall be provided to the other Party’s legal counsel on an external counsel basis. Each Party shall not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. The Parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, orders and approvals. CommScope shall file an “insider report” and “early warning report” within the prescribed time periods under applicable Canadian Securities Laws and the Company and its legal counsel shall be given a reasonable opportunity to review and comment on such filings.

9.5	Milestones

The Company shall use commercially reasonable efforts to complete in full and on a timely basis each of the milestones set forth on Schedule B hereto.

9.6	Board Observer

Upon the Tranche II Closing and for so long thereafter as CommScope beneficially owns at least 20% of the outstanding Common Shares (which, for greater certainty, does not include any Tranche III Shares or Tranche IV Shares prior to issuance pursuant to the terms of this Agreement) (the “Board Observer Threshold”), CommScope may designate an individual who is an officer or director of CommScope or an Affiliate of CommScope to attend meetings of the board of directors of the Company as an observer (the “Board Observer”). Notwithstanding the foregoing, CommScope shall be entitled to a Board Observer if it falls below the Board Observer Threshold solely as a result of an Excluded Issuance. Notwithstanding the previous sentence, if CommScope owns less than 5% of the outstanding Common Shares (the “Minimum Threshold”) for any reason, including if it falls below the Minimum Threshold solely as a result of one or more Excluded Issuances, the ability of CommScope to designate a Board Observer shall expire.

The Company shall:

(a)	provide the Board Observer with notice of each meeting of the board of directors, the notice to be not less than the minimum period required by applicable law or the Company’s by-laws, provided that if directors waive the minimum notice period, that waiver shall reduce the notice required to be given to the Board Observer to the minimum notice permitted by that waiver;

(b)	deliver to the Board Observer the same materials delivered to the directors for each meeting of the board of directors;

(c)	deliver to the Board Observer drafts of all resolutions proposed for signature by the members of the board of directors of the Company (in lieu of a meeting) before such resolutions are so signed; and

(d)	permit the Board Observer to attend each meeting of the board of directors as an observer;

except with respect to materials or resolutions, or attendance at a meeting, in which the subject matter expressly relates to a transaction in which CommScope is an interested party, and where the participation in such meeting by the Board Observer or access to confidential information relating to the Company would give rise to a conflict of interest between CommScope and the Company.

9.7	Reporting

(a)	Promptly after the Company or its senior management becomes aware of an event or circumstance that is reasonably likely to materially impair the ability of the Company to complete in full and on a timely basis any of the milestones set forth on Schedule B hereto, the Company shall provide written notice (an “Impairment Notice”) to CommScope specifying the details of such event or circumstance.

(b)	Promptly after the Company or its senior management becomes aware of an event or circumstances that is, or is reasonably likely to become, a Triggering Event, the Company shall provide written notice to CommScope specifying the details of such event or circumstance.

9.8	Participation Rights

(a)	Subject to the receipt of all applicable regulatory approvals and satisfaction of all applicable regulatory requirements (which the Company shall use reasonable efforts to obtain), from the Tranche I Closing Date until the 12 month anniversary of the Tranche IV Closing Date, in the event that the Company proposes to sell, issue or otherwise dispose of any equity securities or securities convertible or exchangeable into equity securities of the Company (collectively, the “Offered Securities”), other than pursuant to an Excluded Issuance (an “Offering”), CommScope shall have the right (the “Participation Right”) to acquire in such Offering (on an unregistered basis) for cash such number of the Offered Securities necessary in order to maintain CommScope’s percentage ownership interest of issued Common Shares that is the same as the percentage ownership of issued Common Shares owned by CommScope immediately prior to giving effect to such Offering.

(b)	Within five business days of entering into a definitive agreement with respect to an Offering, the Company shall provide written notice to CommScope specifying the terms and conditions of such Offering including a description of the Offered Securities and the proposed closing date for the issuance of Offered Securities (the “Participation Right Offer Notice”).

(c)	CommScope shall have five business days (the “Participation Right Offer Period”) after receiving the Participation Right Offer Notice to exercise the Participation Right. If no notice is received by the Company within the Participation Right Offer Period, CommScope shall be deemed to have rejected the Participation Right Offer Notice.

(d)	The completion of an Offering under this Section 9.8 shall take place on the later of (a) the fifth business after the expiry of the Participation Right Offer Period and (b) the date of the completion of such Offering.

9.9	Company Meeting

Subject to the terms of this Agreement, the Company agrees to convene the Company Meeting on or before October 8, 2010, to recommend approval of the Company Shareholder Resolution and not to propose to adjourn or postpone the Company Meeting except (i) as required for quorum purposes or by applicable law or by a Governmental Entity or (ii) for an adjournment for the purposes of attempting to obtain the requisite approval of the Company Shareholder Resolution.

9.10	Company Circular

(a)	Promptly after the execution of this Agreement, the Company shall prepare and complete, in consultation with CommScope, the Company Circular together with any other documents required by the CBCA, Securities Laws and other applicable laws in connection with the Company Meeting and the transactions contemplated by this Agreement, and the Company shall promptly cause the Company Circular and other documentation required in connection with the Company Meeting to be filed and to be sent to each Company Shareholder and other Persons as required by applicable laws, in each case so as to permit the Company Meeting to be held within the time required by Section 9.9.

(b)	CommScope and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Company Circular and other documents related thereto.

(c)	CommScope will furnish to the Company all such information concerning itself as may be reasonably required by the Company in the preparation of the Company Circular and other documents related thereto (other than information which CommScope is contractually or legally not permitted to provide), and CommScope shall ensure that no such information, when taken together, will contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular in order to make any information so furnished or any information concerning itself not misleading in light of the circumstances in which it is disclosed.

9.11	Securities Law Matters

(a)	The sale of the Subscription Shares pursuant to this Agreement will not be made through, or be as a result of, and will not be accompanied by, (i) a general solicitation, (ii) any advertisement including articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or (iii) any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(b)	The certificates representing the Subscription Shares and any securities issuable hereunder (and any replacement certificates issued prior to the expiration of the applicable hold periods) shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144(b)(1) UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

THE HOLDER HEREOF, BY ACQUIRING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT FOR A PERIOD OF 4 MONTHS AFTER THE DATE OF ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE HOLDER WILL NOT RESELL THOSE SECURITIES TO ANY CANADIAN RESIDENT OR IN CANADA.”.

9.12	Royalty-Bearing License

Prior to the occurrence of a Triggering Event, if the Company is unable or unwilling to provide products at prices less than or equal to the prices set forth on Table A in Schedule A hereto, the Company and CommScope shall enter into a royalty-bearing intellectual property license agreement, on terms that are fair, reasonable and nondiscriminatory to both Parties, pursuant to which CommScope shall have a perpetual, irrevocable, transferable (but only to a purchaser of CommScope’s business or substantially all of the assets to which the license pertains), worldwide, nonexclusive license to make, have made, use, sell and offer for sale products within the Field of Use. Such license agreement shall include the right to sublicense CommScope’s rights under the license agreement to Affiliates of CommScope (so long as they remain Affiliates of CommScope) and to CommScope’s contract manufacturers and their Affiliates (so long as they remain Affiliates of CommScope’s contract manufacturers).

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification

The Company shall defend, indemnify and hold harmless CommScope, its Affiliates and any of their respective directors, officers or representatives (collectively, the “CommScope Indemnified Parties”) from and against all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) incurred, sustained or suffered by the CommScope Indemnified Parties, arising out of or relating to (a) any breach of any representation or warranty made by the Company contained in this Agreement or any other agreement delivered pursuant hereto, (b) any breach of any covenant or agreement by the Company contained in this Agreement and (c) any claims relating to this Agreement asserted against the CommScope Indemnified Parties by a third-party who has a contractual relationship with the Company as of the date hereof.

10.2	Additional Rules

Except in the case of fraud, willful breach or willful misconduct, in no event shall the Company’s aggregate liability for indemnification obligations under Sections 10.1(a) and 10.1(b) of this Agreement exceed the aggregate purchase price paid by CommScope pursuant to Section 2.1.

10.3	Procedures

Payment of amounts due under this Article 10 shall be made within 10 days of the date a claim for indemnification pursuant to Section 10.1 by a CommScope Indemnified Party by wire transfer of immediately available funds to an account designated in writing by the applicable CommScope Indemnified Party to the Company, unless the Company disagrees as to the validity or amount of such claim. Without CommScope’s prior written consent, the Company shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand made by any person against a CommScope Indemnified Party that (a) involves a finding or admission of wrongdoing, (b) does not include an unconditional written release by the claimant or plaintiff of the applicable CommScope Indemnified Party from all liability in respect of such claim or demand or (c) imposes equitable remedies or any obligation on the applicable CommScope Indemnified Party other than solely the payment of money damages for which such CommScope Indemnified Party will be indemnified hereunder. No CommScope Indemnified Party shall settle any such claim or demand with respect for which it claims or will claim indemnification hereunder without the prior written consent of the Company.

ARTICLE 11

TERMINATION

11.1	Termination

This Agreement may be terminated:

(a)	by the Company or CommScope if the Tranche I Closing Date does not occur on or before the Tranche I Outside Date, provided that the Agreement may not be so terminated if the failure of the requesting Party to fulfill any obligation under this Agreement shall have caused the Tranche I Closing Date not to occur prior to the Tranche I Outside Date;

(b)	by the Company or CommScope if the Tranche II Closing Date does not occur on or before the Tranche II Outside Date, provided that the Agreement may not be so terminated if the failure of the requesting Party to fulfill any obligation under this Agreement shall have caused the Tranche II Closing Date not to occur prior to the Tranche II Outside Date;

(c)	by the Company or CommScope if the Tranche III Closing Date does not occur on or before the Tranche III Outside Date, provided that the Agreement may not be so terminated if the failure of the requesting Party to fulfill any obligation under this Agreement shall have caused the Tranche III Closing Date not to occur prior to the Tranche III Outside Date;

(d)	by the Company or CommScope if the Tranche IV Closing Date does not occur on or before the Tranche IV Outside Date, provided that the Agreement may not be so terminated if the failure of the requesting Party to fulfill any obligation under this Agreement shall have caused the Tranche IV Closing Date not to occur prior to the Tranche IV Outside Date;

(e)	by CommScope upon the occurrence of a Triggering Event; or

(f)	at any time by mutual written consent of CommScope and the Company.

except that, for greater certainty, (i) in the case of any termination pursuant to this Article 11, the obligations set forth in Article 10 and Section 12.1 shall survive termination of the Agreement and (ii), in the case of a termination pursuant to Section 11.1(b), 11.1(c) or

11.1(d), the obligations set forth in Sections 9.6, 9.8 and 9.12 (but only, in the case of Section 9.12, to the extent the Tranche III Closing Date has occurred) shall survive termination of this Agreement.

ARTICLE 12

GENERAL

12.1	Expenses

Each Party shall pay its own expenses incurred in connection with this Agreement, the completion of the transactions contemplated hereby and/or the termination of this Agreement, irrespective of the completion of the transactions contemplated hereby.

12.2	Notices

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent during business hours on a business day, failing which it shall be deemed to have been received on the next business day.

If to CommScope:

CommScope, Inc. of North Carolina

1100 CommScope Place SE

Hickory, North Carolina 28602

Attention: Jim Bowen

Facsimile: (972) 952-0023

Email: Jim.Bowen@andrew.com

and

Attention: Frank B. Wyatt II, Senior Vice President, General Counsel & Secretary

Facsimile: (828) 431-2520

Email: fbwyatt@commscope.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn and Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

Attention: Lois F. Herzeca

Facsimile: (212) 351-5218

Email: lherzeca@gibsondunn.com

If to the Company:

Hydrogenics Corporation

5985 McLaughlin Road

Mississauga, Ontario L5R 1B8

Attention: Daryl Wilson, President and Chief Executive Officer

Facsimile: (905) 361-3626

Email: dwilson@hydrogenics.com

with a copy (which shall not constitute notice) to:

Torys LLP

79 Wellington Street West, Suite 3000

Box 270, TD Centre

Toronto, Ontario M5K 1N2

Attention: John Emanoilidis

Facsimile: (416) 865-7380

Email: jemanoilidis@torys.com

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 12.2.

12.3	Announcements

The Company and CommScope agree not to make any public statement regarding the transactions contemplated by this Agreement without the prior written consent of the other Party, except for any public statement required by applicable law. If either Party is required by law to make any such public statement, it shall first provide to the other Party a draft of such public statement, the reasons that such public statement is required by law, the time and place that the public statement will be made public, and an opportunity to review and comment on such public statement.

12.4	Assignment

No party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party.

12.5	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

12.6	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

12.7	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Tranche I Closing, the Tranche II Closing, the Tranche III Closing or the Tranche IV Closing.

12.8	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be delivered by facsimile (or other electronic means) and all such counterparts together constitute one and the same agreement.

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IN WITNESS OF WHICH the Parties have duly executed this Agreement.

COMMSCOPE, INC. OF NORTH CAROLINA

By:	/s/ Marvin S. Edwards
Name: Marvin S. Edwards, Jr.
Title: President and Chief Executive Officer

HYDROGENICS CORPORATION

By:	/s/ Lawrence E. Davis
Name: Lawrence E. Davis
Title: Chief Financial Officer